Exhibit 5.1

CONYERS DILL & PEARMAN
29th Floor
One Exchange Square
8 Connaught Place
Central
Hong Kong
T +852 2524 7106 | F +852 2845 9268
conyers.com

20 August 2026

Matter No.: 1018983/114056127

+852 2842 9580

Ryan.McConvey@conyers.com

Republic Power Group Limited

#04-09 Techplace II,

5008 Ang Mo Kio Ave 5

Singapore 569874

Dear Sir/ Madam,

Re: Republic Power Group Limited (the “Company”)

We have acted as special British Virgin Islands legal counsel to the Company in connection with a registration statement on form F-1 to be filed with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended, (the “Securities Act”), on or about the date hereof (the “Registration Statement”) relating to the registration for resale by Dune Equity Holdings LLC (the “Selling Shareholder”) under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) of (i) up to 4,468,000 class A ordinary shares (the “Class A Ordinary Shares”) of par value of US$0.5 each of the Company issuable (the “Conversion Shares”) upon conversion of the convertible note dated 20 July 2026 (as amended by Amendment No.1 thereto dated 29 July 2026) (the “Convertible Note”) issued by the Company to the Selling Shareholder pursuant to the securities purchase agreement dated 20 July 2026 made between the Company and the Selling Shareholder (the “SPA”), and (ii) up to 53,000 Class A Ordinary Shares issued to the Selling Shareholder as commitment shares pursuant to the SPA (the “Commitment Shares”, and together with the Conversion Shares, the “Resale Shares”).

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined copies of the following documents:

1.1	the SPA;

1.2	the Convertible Note;

1.3	the Registration Statement; and

1.4	the preliminary prospectus (the “Prospectus”) contained in the Registration Statement which is in substantially final form.

The documents listed in items 1.1 through 1.2 above are sometimes collectively referred to as the “Transaction Documents” and the documents listed in items 1.1 through 1.4 above are sometimes collectively referred to as the “Documents” (which terms do not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

Partners: Piers J. Alexander, Crystal C. Au-Yeung, Christopher W. H. Bickley, Beverly Y. Cheung, Anna W. T. Chong, Angie Y. Y. Chu, Alexander T. Doyle, Vivien C. S. Fung, Richard J. Hall, Norman Hau, Wynne Lau, Ryan A. McConvey, Wesley D. O’Brien, Teresa F. Tsai, Flora K. Y. Wong

Consultant: David M. Lamb

BERMUDA | BRITISH VIRGIN ISLANDS | CAYMAN ISLANDS

We have also reviewed copies of:

1.5	the certificate of incorporation, the amended and restated memorandum of association and amended and restated articles of association of the Company (the “M&As”), as filed with the Registrar of Corporate Affairs on 13 May 2026;

1.6	the unanimous written resolutions of the directors of the Company dated 20 August 2026 (the “Resolutions”);

1.7	the register of members of the Company as at 19 August 2026 and duly certified by a director of the Company on 20 August 2026 (the “Register of Members”);

1.8	a certificate of good standing issued by the Registrar of Corporate Affairs in relation to the Company and dated 11 August 2026;

1.9	a certificate issued by a director of the Company dated 20 August 2026; and

1.10	such other documents, and we have made such enquiries as to questions of law, as we have deemed necessary in order to render the opinion set forth below.

2.	ASSUMPTIONS

We have assumed:

2.1.	the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the accuracy, authenticity and completeness of the originals from which such copies were taken;

2.2.	that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3.	the capacity, power and authority of each of the parties to the Transaction Documents, other than the Company, to enter into and perform its respective obligations under the Transaction Documents;

2.4.	the due execution and delivery of the Transaction Documents by each of the parties thereto and the physical delivery thereof by the Company with an intention to be bound thereby;

2.5.	the accuracy and completeness of all factual representations made in the Documents and other documents reviewed by us;

2.6.	that the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended;

2.7.	that the M&As will not be amended in any manner that would affect the opinions expressed herein;

2.8.	that the Company and its subsidiaries (if any) do not own an interest in any land in the British Virgin Islands;

2.9.	that there is no provision of the law of any jurisdiction, other than the British Virgin Islands, which would have any implication in relation to the opinions expressed herein;

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2.10.	that on the date of entering into the Transaction Documents and/or allotment and issuance of any Resale Shares the Company is, and after entering into the Transaction Documents and/or allotment and issuance of any Resale Shares the Company will be, able to pay its liabilities as they become due;

2.11.	none of the parties to the Transaction Documents is or will be carrying on unauthorised financial services business for the purposes of the Financial Services Commission Act of the British Virgin Islands;

2.12.	there is no contractual or other prohibition or restriction (other than as arising under British Virgin Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Documents;

2.13.	that no invitation has been or will be made by or on behalf of the Company to the public in the British Virgin Islands to subscribe for any Resale Shares;

2.14.	none of the Resale Shares have been offered or issued to residents of the British Virgin Islands;

2.15.	that the issuance and sale of and payment for the Resale Shares will be in accordance with the Transaction Documents and the Registration Statement (including the Prospectus set forth therein and any applicable supplement(s) thereto);

2.16.	that upon issue of (i) any Conversion Shares to be issued by the Company upon conversion of the Convertible Note and/or (ii) any Commitment Shares, the Company will have sufficient authorised but unissued Class A Ordinary Shares and will receive consideration for the full or actual issue price thereof which shall be equal to at least the par value thereof;

2.17.	no Conversion Share will be issued pursuant to the Convertible Note upon or following commencement of the winding up of the Company;

2.18.	the validity and binding effect under the laws of the State of Delaware (the “Foreign Laws”) of the Transaction Documents in accordance with their respective terms;

2.19.	the validity and binding effect under the laws of the United States of America of the Registration Statement and that the Prospectus has been duly filed with, and will be declared effective by, the Commission;

2.20.	that the Prospectus, when published, will be in substantially the same form as that examined by us for purposes of this opinion;

2.21.	that the transactions contemplated under the Transaction Documents comply with the requirements of the applicable rules of Nasdaq Capital Market; and

2.22.	that the Selling Shareholder will continue to be, or will become, the holder of such number of Class A Ordinary Shares equal to the total number of the Resale Shares prior to their resale as described in the Registration Statement.

3.	QUALIFICATIONS

3.1.	The obligations of the Company under the SPA and the Convertible Note:

(a)	will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, merger, consolidation, moratorium bribery, corruption, money laundering, terrorist financing, proliferation financing or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors as well as applicable international sanctions;

(b)	will be subject to statutory limitation of the time within which proceedings may be brought;

(c)	will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available;

(d)	may not be given effect to by a British Virgin Islands court, whether or not it was applying any Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty; and

(e)	may not be given effect by a British Virgin Islands court to the extent that they are to be performed in a jurisdiction outside the British Virgin Islands and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the exclusive or non-exclusive jurisdiction of specific courts, a British Virgin Islands court has inherent discretion to stay or allow proceedings in the British Virgin Islands courts.

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3.2.	We express no opinion as to the enforceability of any provision of any document which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment or which purports to fetter the statutory powers of the Company. We have undertaken no enquiry and express no view as to the compliance of the Company with the Economic Substance (Companies and Limited Partnerships) Act, 2018.

3.3.	We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the British Virgin Islands. This opinion is to be governed by and construed in accordance with the laws of the British Virgin Islands and is limited to and is given on the basis of the current law and practice in the British Virgin Islands. This opinion is issued solely for your benefit and use in connection with the matter described herein and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

4.	OPINION

On the basis of and subject to the foregoing, we are of the opinion that:

4.1.	The Company is duly incorporated and existing under the laws of the British Virgin Islands in good standing (meaning solely that it has not failed to make any filing with any British Virgin Islands governmental authority or to pay any British Virgin Islands government fee or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of the British Virgin Islands).

4.2.	Based solely on our review of the Register of Members, as at 19 August 2026, the Selling Shareholder was the registered holder of 53,000 Commitment Shares, and such Commitment Shares are validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

4.3.	The Conversion Shares to be issued by the Company under the Transaction Documents have been duly authorised. When issued and paid for as contemplated by the Documents and the Resolutions and registered in the register of members of the Company, the Conversion Shares will be validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

4.4.	The statements under the caption “Taxation – British Virgin Islands Taxation” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of British Virgin Islands law, are accurate in all material respects and that such statements constitute our opinion

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions “Enforceability of Civil Liabilities” and “Legal Matters” in the Prospectus forming a part of the Registration Statement.  In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman

Conyers Dill & Pearman

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